                                                                    Exhibit 4.55



CONFIDENTIAL TREATMENT REQUESTED BY LINKTONE LTD. THIS EXHIBIT HAS BEEN REDACTED. REDACTED MATERIAL IS MARKED WITH "[***]" AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


EMI                                                                 CONFIDENTIAL

                             Contract No.__________

                              MUSIC CHINA DIVISION
                   (a division of EMI GROUP HONG KONG LIMITED)

                       Mobile Phone Ringback Tone Contract

                                   Order Form

                                                                       LTWJ-4046

---------------------------------------------------------------------------------------
Mobile Service Provider ("MSP"):          Jurisdiction of MSP's Registration: China
Shanghai Linktone Consulting Co., Ltd.



---------------------------------------------------------------------------------------
MSP Headquarters Address:      City:      Country/Region:             Zip Code:
5th Floor Dongyin Plaza,       Shanghai   China                       200001
689 East Beijing Road

---------------------------------------------------------------------------------------
MSP Contact                               Tel: 021-33184900-1660
(must be the address aforesaid):          Fax: 021-63611576
Joseph Tsang                              Email: Joseph.Tsang@linktone.com


---------------------------------------------------------------------------------------
Territory
People's Republic of China (not including Hong Kong SAR, Macao SAR and Taiwan province)



---------------------------------------------------------------------------------------

Deposit: In addition to the payments hereunder, MSP shall pay deposit to EMI at the amount of $0. In the event that EMI is required to make payment as a result of MSP's failure in the performance hereof, EMI shall have the right to draw from such deposit. Upon expiration or termination of this Contract, EMI shall promptly return to MSP the balance of the deposit without any interest accrued thereon.

Upon execution hereof, MSP agrees to accept and comply with all the provisions under this Mobile Phone Ringback Tone Contract Order Form ("Order"), and the Ringback Tone Terms and Conditions attached hereto ("Terms"), Wholesale Price Calculation Sheet ("Price Sheet") and the provisions of other attachments. Order, Terms, Price Sheet and all the attachments shall be deemed hereunder as an integral part of this Contract, constituting the agreement between the parties hereto.

EMI                                       MSP
Name of Signature:  /s/ Huang Weixiang    Name of Signature:   /s/ Yang Lei
Title: President                          Title: CEO
Date:  January 18, 2005     [EMI seal]    Date:  January 18, 2005     [Linktone seal]


Confirmation by EMI authorized regional agent:
Shanghai Bu Sheng Music Culture Communications Co., Ltd. (Seal)

EMI                                                                 CONFIDENTIAL

Contract No.__________
MSP

                MOBILE PHONE RINGBACK TONE TERMS AND CONDITIONS

Terms that are not defined herein shall have the meaning ascribed to them in the Order.

ARTICLE 1. TERM

     This Contract shall become effective on February 1, 2005, and continue to be effective for a period of 12 months. This Contract can be terminated pursuant to the provisions hereunder.

ARTICLE 2. DEFINITIONS

     For the purpose of this Contract, (a) "Ringback Tone" means clips of recording selected from a single "Authorized Songs" (as defined in Article 3.1), the length of which is not more than 40 seconds; (b) "Caller" means the person making calls to the mobile phone of the customer; (c) with respect to Ringback Tone, "Broadcast" means the transmission of connect signals from MSP's server (or mirror server based on network) to the Caller via public voice phone network, indicating that the user's mobile is receiving the transmission of signals from the incoming call, which is an alternative to the traditional ringing tone at intervals; (d) "Service" means the service owned and operated by MSP (or third parties accepted by EMI pursuant to Article 13.2 hereof) for provision of Ringback Tone service to users; (e) "User" means the end user (or owner) of mobile phones in the Territory, to whom the Ringback Tone will be transmitted upon dialing of their mobile phones as a result of agreement entered into between the User and MSP (or third parties accepted by EMI pursuant to Article 13.2 hereof).

ARTICLE 3. CONTENT OF RINGBACK TONE

3.1 EMI Song Recordings. Ringback Tone used hereunder shall be the audio recordings ("Master Recordings") owned or controlled by EMI or EMI related music brands that are set forth on the authorized songs list ("Authorized Songs List"), which shall be provided by EMI to MSP from time to time during the term hereof. Only the recordings on the Authorized Songs List shall be authorized for use (each an "Authorized Song"). MSP may obtain copies of Authorized Songs by payment through channels recognized by EMI. Authorized Songs (including relevant data), Ringback Tone and other contents incorporating materials provided by EMI to MSP shall be hereinafter referred collectively as "EMI Content".

3.2 Withdrawal of Authorized Songs. EMI reserves the right to make amendments from time to time to the Authorized Songs List, including increasing or decreasing the songs on such list through notice or providing new Authorized Songs List. If EMI decides to withdrawal its authorization granted to any Authorized Songs, MSP shall within 5 business days after receipt of the notice cease its use and transmission of Ringback Tone related to the Authorized Songs that have been deprived of their authorizations, which means that MSP shall not continue its service on its service page nor cause new users to customize and use such Authorized Songs that have been deprived of their authorizations. However, services of songs included in ringback melodies that have already been purchased by existing users shall continue to be subject to MSP's current warranties (which should be in conformity with the agreement between the parties prior to the issuance of notice by EMI indicating its withdrawal of authorization granted to relevant songs), provided that MSP shall provide EMI with relevant documents for verification. EMI shall not set requirements on the minimum number of Authorized Songs set forth in the Authorized Songs List.

3.3 MSP agrees that EMI has the right to entrust Shanghai Bu Sheng Music Culture Communications Co., Ltd, EMI's authorized regional general agent, to implement this Contract (including arrangements in connection with financial affairs).

ARTICLE 4 PRODUCTION AND TRANSMISSION OF RINGBACK TONE

4.1 Authorization. During the term of this Contract, EMI grants MSP a non-exclusive license within the territory, and MSP shall not transfer this Contract to any third parties or solicit secondary partners. Subject to the provisions hereof, MSP may (a) produce Ringback Tones based on clips from Authorized Songs; (b) broadcast to Users digital Ringback Tones; (c) solely for trial purposes by Users prior to their selection of Ringback Tones, transmit such digital Ringback Tones included in MSP's service to Users or potential Users through streaming (as it is generally defined), which does not constitute any independent sampling or part of similar services; and (d) for the purpose of transmitting Ringback Tones and providing services, produce and save Ringback Tones in MSP's network server. Except for the aforesaid purposes, MSP shall not reproduce, transmit or further develop or use any EMI Content without written consent from EMI. For the avoidance of doubt, (i) except for the purpose set forth in Article 4.1(c), MSP shall only transmit Ringback Tones to Callers on behalf of Users according to the provisions of this Contract; (ii) Ringback Tones shall be restricted to the mobile phone number of Users, and shall not be used in any fixed line network or other services; and (iii) MSP shall not in any circumstances permit or authorize Users, Callers or other person to download or save copies of Ringback Tones in any media. Without limitation to the foregoing, Ringback Tones authorized from transmission must be protected by electronic coding technology, so that the receiver will be unable to download or reproduce such Ringback Tones.

4.2 Restrictions. Except for purposes of selection and coding for production of Ringback Tones, MSP shall not revise, edit, mix, rearrange, translate or make any other change to the Authorized Songs. MSP shall not delete any data or security encryption components (such as electronic watermark) in Authorized Songs (or their delivery format) during the production of Ringback Tones. Each piece of Ringback Tones shall be a continuous slip selected from an Authorized Song, including the voice of relevant artist. MSP shall not mix the content of more than one Authorized Song or mix the content of one Authorized Song with any other content (whether voice, image or video) to produce Ringback Tone.

4.3 Editor's Recognition. Prior to the provision of Ringback Tones in its services, MSP shall at its own expense, provide to EMI copies of Ringback Tones in a format recognized by both parties. Without limitation to EMI's other rights in connection with Ringback Tones and the production and transmission thereof, EMI may at its sole discretion reject the content of any Ringback Tone (it is agreed by the parties that, if EMI does not bring forward its rejection to certain Ringback Tones in advance, MSP may provide such Ringback Tones in its services without express approval from EMI). EMI has the right to bring forward its rejection to the content of Ringback Tones at any time prior to or after the completion of production of the Ringback Tone. If EMI rejects the content of the Ringback Tone, MSP shall immediately cease use of any transmission of such Ringback Tone, and shall not re-select from the same Authorized Song for producing the Ringback Tone, until EMI gives express written consent thereto. However, services of songs included in ringback melody that have already been purchased by existing users shall terminate subject to MSP's current warranties (which should be in conformity with the agreement between the parties prior to the issuance of notice by EMI indicating its rejection to relevant songs), provided that MSP shall provide EMI with relevant documents for verification. After such written approval, EMI still has the right to reject the content of relevant Ringback Tones. MSP shall comply with all other provisions concerning the content of the format of Ringback Tones that may be agreed upon between EMI and MSP in the future.

4.4 Territorial Restrictions. All servers or other media used by MSP for the production, storage and transmission of Ringback Tone or the storage of other EMI Content shall be located within the Territory provided hereunder. MSP shall take all commercially reasonable efforts to ensure the implementation of territorial restrictions hereunder, including to make sure whether such users are residing within the Territory. MSP shall at its own expense update its equipment and customer authentication system, so as to maintain its best operation status for rendering services within the Territory.

4.5 Service, Security. MSP shall at its own expense provide equipment necessary for rendering its service. MSP agrees that such equipment shall be up to the industry standard. MSP undertakes to protect EMI Content from any unauthorized use, reproduction, revision and distribution. For such purposes, MSP shall keep and deal with EMI Content at the highest industry standard, which will be verified by EMI. If any potential security risks have been discovered, MSP shall promptly notice EMI and take all necessary measures to remedy the same. Subject to reasonable prior notice and in compliance with Article 8 hereof, EMI has the right to conduct on-site investigation to MSP's work process and conditions of equipment within working hours of MSP, so as to ensure compliance with the provisions of this Article 4 hereof.

4.6 MSP Affiliates. Ringback Tones authorized by EMI to MSP hereunder may be used by affiliates of MSP ("MSP Affiliates"), provided that the scope and terms for the use of Ringback Tones by MSP Affiliates shall be in compliance with the provisions hereunder, and that MSP shall be fully responsible for the conduct of MSP Affiliates. It is hereby acknowledged that, Shanghai Weilan Computer Co., Ltd. and Shanghai Unilink Computer Co., Ltd. are MSP Affiliates. If there are newly added affiliates of MSP, both parties shall separately agree thereupon.

ARTICLE 5 NOTICE AND LOGO

5.1 Notice; Title of Songs and Name of Artists. At User's selection or audition of Ringback Tone, MSP shall indicate distinctively the standard EMI copyright notice ("Copyright Notice"), or provide Users with the route towards such notice. Under any circumstances, if MSP indicates such notice or provides the route towards such notice for the provider of other similar content, MSP agrees that it shall indicate the EMI Copyright Notice or provide the route towards the notice at least in the same distinctive manner. MSP shall mark each piece of Ringback Tone with the title of song and name of artist set forth in the Authorized Songs List. MSP shall use the title of song and name of artist solely for the purpose of marketing and promoting the Ringback Tones in its services, and shall not use the same for the promotion of this Service or MSP's other products and services (such as telephone ringing, mobile phone screen background image, or mobile phone screen saver, etc.).

5.2 Use of EMI Trademark. At EMI's request, MSP shall exhibit the name, mark or other trademark of EMI (collectively, the "EMI Logo") with distinctive and visible size at a place adjacent or connecting with Ringback Tone. Except for the use of EMI Logo explicitly authorized under this Article 5, MSP shall not use any EMI Logo without EMI's written consent. Any permitted use of EMI Logo shall be to the benefit of EMI.

ARTICLE 6 INTELLECTUAL PROPERTY RIGHTS

6.1 EMI's Rights. During the cooperation between EMI and MSP, copyrights and other intellectual property rights contained in all the EMI Logo, Master Recording, Authorized Songs, Ringback Tone and other EMI Content (collectively, the "EMI IP Rights") shall remain the exclusive property of EMI. Any provisions hereof shall not be construed as a transfer of EMI IP Rights. Neither MSP or the users authorized hereunder shall obtain any rights (including ownership) in connection with the EMI IP Rights. MSP shall not challenge or compete for or assist other parties to challenge or compete for the legality, enforceability of EMI IP Rights or EMI's ownership of its intellectual property rights.

6.2 Enforcement. If MSP is aware of any actual or potential infringement of EMI IP Rights, MSP shall promptly notify EMI and provide EMI with reasonable assistance, the expenses of which shall be borne by EMI; provided, however, if such actual or potential infringement of EMI IP Rights is resulted from MSP's failure to perform its obligations hereunder to protect EMI Content, MSP shall be responsible for relevant expenses arising therefrom.

ARTICLE 7 PAYMENT FOR AND USE OF DATA

7.1 Price. In consideration of the authorization granted to MSP hereunder, MSP agrees to pay wholesale price ("PPD") to EMI at the time set forth in the schedule. MSP shall be responsible for all the collection risks in connection with the payment from Users and other sources arising from its services, except for a Force Majeure Event (as defined in Article 9.1). PPD shall be the amount payable upon selection of each Ringback Tone, regardless of whether the user has actually paid such amount to MSP. Under any circumstances, MSP shall make full payment of PPD pursuant to the provisions hereof.

7.2 Payment Overdue. For any unpaid amount when it becomes due, MSP shall pay interest to EMI calculated at the lesser of (a) 1.5% per month, or (b) highest interest rate permitted by law.

7.3 Tax. MSP shall be solely responsible for the payment of all the taxes and charges in connection with sales, use, commodity and services (not including income tax payable by EMI for its profits).

7.4 Price Adjustment. If due to reasonable cause EMI needs to increase or revise PPD, EMI shall send written notice to MSP to such effect (it is agreed by MSP and EMI that PPD shall not be revised more than twice during the Term hereof, and that if the scope of increase or adjustment is more than 20% of the original price, EMI shall obtain prior written confirmation from MSP on the scope of such adjustment), and the price adjustment shall become effective 30 days thereafter.

7.5 Data and Report. In addition to such reports to be submitted by MSP hereunder, MSP shall each week deliver to EMI a report (in Excel or other printable format agreed by both parties) about Ringback Tone service in the previous week. Such report shall be delivered together with the sales report (for details, please refer to the second section of the price schedule).

ARTICLE 8 CONFIDENTIALITY

8.1 Definitions. "Confidential Information" shall refer to all the information contained hereunder (not including the existence of this Contract, and the name and address of parties hereto), and information relating to the business operation of EMI or MSP in any format whatsoever. However, Confidential Information does not include: (a) information obtained by the receiving party prior to or at the time of disclosure by the disclosing party; (b) information known to the general public not as a result of any violation by the receiving party; (c) information independently developed by the receiving party without access to the confidential information of the disclosing party; (d) information lawfully obtained from third parties.

8.2 Obligations. The receiving party acknowledges the confidential nature of the disclosing party's Confidential Information, and agrees not to disclose the disclosing party's Confidential Information to any third parties, nor use such Confidential Information for any purpose whatsoever without written consent from the disclosing party. Both parties hereto agree to take reasonable protective measures no less restrictive than such measures adopted by the receiving party for the protection of its own Confidential Information, for the protection against any unauthorized or unintentional disclosure of the Confidential Information of the other Party. The receiving party may disclose the disclosing party's Confidential Information if required by law, administrative rules, subpoena or other legal proceedings, provided that the receiving party shall make notice to the disclosing party and provide the disclosing party an opportunity to seek protective measures against such disclosure (both parties agree that if the disclosing party fails to obtain or seek any protective measures, the receiving party shall be released from any obligation in connection with the required disclosure of the disclosing party's Confidential Information.

ARTICLE 9 LIMITATIONS ON LIABILITY

9.1 Force Majeure. Neither Party hereto shall be liable for its failure or delay in the performance of its obligations hereunder due to a Force Majeure event, including without limitation, commercial disputes, acts of God, natural disasters, government acts, communication breakdown, change in government policy, fire and other casualties.

9.2 Specific Damages. Except for (a) indemnification obligations of each Party under Article 11 hereof; (b) any unauthorized use, reproduction, distribution or any other exploitation of EMI Content or other activities in violation of
Article 4 hereof on the part of MSP (including third party activities set forth in Article 13.2 hereof); (c) violation of Article 8 hereof, under no circumstances shall any Party hereto be liable for any indirect, incidental, specific or consequential damages, whether or not these damages can be predicted or prevented in advance.

ARTICLE 10 REPRESENTATIONS AND WARRANTIES

10.1 General Provisions. Both parties hereto mutually represent and warrant that, (a) they have the rights and capacity to execute and perform this Contract; (b) the execution and performance of this Contract does not constitute violation of any third party interests or the provisions of any contract to which it is a party thereto, or any laws and regulations applicable to such party (including laws concerning protection of personal information).

10.2 EMI. EMI further represents and warrants that, EMI owns or will obtain the wireless use right license from the original copyright owner of the recordings contained in the Authorized Songs List which will be used in the services hereunder (not including copyrights of clips of such songs), and will therefore pay all relevant fees, royalties and other expenses to third parties (such as the artist, producer and labor union).

10.3 MSP. MSP further represents and warrants that it shall observe all applicable laws and regulations, and shall obtain from third parties all the authorizations necessary for MSP's activities hereunder, and pay all relevant fees, royalties and other expenses thereto, except for such amounts set forth in
Article 10.2 hereof.

10.4 Limitation on Warranties. Except for the representations and warranties expressively made hereunder, EMI shall provide the authorized content as is to MSP and make no further warranties. MSP acknowledges that it has not relied on any representations and warranties by EMI other than such representations and warranties that EMI explicitly made hereunder.

ARTICLE 11 INDEMNIFICATIONS

11.1 General Provisions. If any Party (the "Indemnifying Party") is in violation of this Contract, the Indemnifying Party shall indemnify and hold harmless the other Party and its executives, directors, employees or representatives (the "Indemnified Party") from any liabilities, damages, losses, claims or economic deficit, inducing the payment of reasonable legal fees and investigation fees arising from third party claims or the violation of warranties made by the Indemnifying Party.

11.2 Decision of Indemnification. If the Indemnified Party intends to seek for indemnification for any third party claims, it shall notify the Indemnifying Party to such effect. Even if the Indemnified Party fails to notify the Indemnifying Party, the Indemnifying Party shall not be released from such liabilities, unless the Indemnifying Party suffers substantial loss due to the Indemnified Party's failure in making such notice. The Indemnifying Party has the right to defend against relevant lawsuits, and the Indemnified Party shall cooperate with the Indemnifying Party in such defense, relevant costs and expenses shall be borne by the Indemnifying Party. Without limitation to the rights of EMI or MSP hereunder, the Indemnifying Party shall not settle relevant claims in a way that may impose burden or liabilities upon the Indemnified Party without consent of the Indemnified Party, provided that the Indemnified Party shall not unreasonably withhold or delay its approval to the proposal suggested by the Indemnifying Party.

ARTICLE 12 TERMINATION

12.1 Termination upon Default. In addition to such remedies provided by law, any party hereto shall have the right to terminate this Contract immediately if the other party is in violation of this Contract and fails to remedy such violation within 30 days after receipt of notice thereof, and shall not have any further obligations to the other party.

12.2 Additional Rights of Termination. In addition to the termination right set forth in Article 12.1 hereof, EMI has the right to terminate this Contract immediately upon occurrence of any of the following: (a) MSP's sale, lease or otherwise transfer of all of its assets to other entities; (b) any change in the ownership or control of MSP (either by merger, joint venture or transfer of equity ownership) which results in the ownership or control of MSP to be obtained by legal person engaging in piracy activities or any competitor of EMI;
(c) EMI enters into voluntary or involuntary bankruptcy procedures, or a receiver of its assets has been appointed for the benefit of its creditors.

12.3 Obligations After Termination. Upon expiration or termination of this Contract, MSP shall: (a) immediately terminate transmission of Ringback Tones and delete all the EMI Content that it owns, manages or controls and send written certification to such effect; (b) pay EMI all the amounts payable hereunder, provided that EMI shall not waive any of its rights hereunder or according to law as a result of receiving any payment from MSP.

ARTICLE 13 MISCELLANEOUS

13.1 Similar Agreements. The execution of this Contract does not constitute any restriction on similar agreements between any party hereto and any other person or any services provided to third parties.

13.2 Third Party Contractors. Subject to prior notice to EMI, MSP may use services provided by third party contractors, for the purpose of producing, coding, operating or transmitting Ringback Tones, provided that such services shall be in assistance of MSP and for the benefit of MSP, and shall be subject to the following provisions: (a) MSP shall be responsible for the work of such third parties on the presumption that the activities of such third parties shall be deemed as activities directly implemented by MSP; (b) MSP shall use reasonable efforts to ensure such third parties observe all the terms and conditions hereunder, and MSP agrees that any violation on the part of such third parties of the provisions hereunder shall be deemed as a violation by MSP. Without limitation to the foregoing rights of EMI hereunder, EMI shall has the following rights: (a) with respect to any third parties that MSP intends to cooperate with, EMI reserves the right to reject at any time MSP's use of services provided by such third parties, if EMI has reliable reason to believe that such third parties fail to maintain the safety of any content provided by EMI or have any other omissions; (b) without prior written consent from EMI, MSP shall not engage any person to produce, code, operate or transmit Ringback Tone or provide services on behalf of such person, whether or not such person owns the retail operation trademark jointly with MSP. Subject to this Article 13.2, under any circumstances MSP shall provide EMI with complete list of all the third party contractors, and update the same during the term of this Contract.

13.3 Governing Law. This Contract shall be governed by and construed in accordance with the laws of Hong Kong SAR, People's Republic of China. With respect to any dispute arising from this Contract, both parties agree that if such dispute can not be resolved within 20 days after consultations between the parties, either Party may submit such dispute to China International Economic and Trade Arbitration Committee for arbitration, the arbitration award of which shall be final and binding upon both parties.

13.4 Notice. Except as specifically provided hereunder, any notice, request, consent, approval or other communications that is necessary to be sent by one Party to the other Party shall be in written form and delivered by personal delivery, express service, confirmed fax, e-mail or registered mail, and the receipt of which shall be kept. All communications shall be sent to the following addresses:

If to EMI:
               Shanghai Bu Sheng Music Culture Communications Co., Ltd.
               Room 1303, Triple Five Commercial Building, West Nanjing Road, Shanghai
               Attn:  Michael Hwang, CEO/Eric Tong, Finance Director
               E-mail: michael.hwang@emimusic.com/eric.tong@emimusic.com
               Fax: +86 21 62557226

Copy to:
               EMI Music Asia
               Suites 2705-9 Tower 6
               The Gateway, 9 Canton Road
               Tsim Sha Tsui, Kowloon,
               Hong Kong
               Attn: VP, Business Development and Anti-Piracy
                     New Media Director (Greater China)
                     Legal & Business Affairs Director
               Fax:  852-2506 5621/25855663

If to MSP:
               See contact info set forth in the Order.

     All notices shall be deemed successfully sent upon (a) delivery to the address of the other party, when personally delivered or via courier; (b) two days after mail, if delivered by registered mail within the Territory; (c) such date and time indicated on the confirmation of receipt, if sent by fax.

13.5 Transfer. This Contract shall be binding upon and inure to the benefit of both parties and their agents, permitted successors and assignees.

13.6 Relationship Between Parties. There does not exist any relationship of joint venture, joint equity or agent between the parties hereto. Both parties do not intend to establish any of such relationship by entering into this Contract.

13.7 Announcement. Neither Party shall make any comment concerning the other party or its services in any press release, public announcement, marketing or promotional materials, whether in oral or written form, except that (a) specific written consent has been obtained from the other party or (b) it is required by law.

13.8 Amendment; Waiver. This Contract shall not be amended, revised or replaced without written agreement by the parties hereto. Neither party shall waive any provision hereof without obtaining legal instrument signed by the other party. Any party's waiver of compliance to any clause hereof for one or more times does not impact the right of such party to enforce such clause in the future.

13.9 Severability. If any provision of this Contract shall be held to be invalid, illegal or unenforceable, the remainder of this Contract shall remain in full force and effect.

13.10 Third Party Beneficiary. Except for the circumstances explicitly provided hereunder, this Contract does not and shall not be construed to establish any third party beneficiary, or transfer of right to any third party.

13.11 Injunctive Relief. MSP agrees that any unauthorized use of EMI Content shall constitute infringement of copyright and violation of the rights of EMI, for which EMI will be unable to obtain sufficient relief under law. Therefore, MSP agrees that in addition to any other remedies that EMI may have under law, EMI shall have the right to require that an injunctive relief be issued against such unauthorized use of EMI Content.

13.12 Survival. Article 2 and Article 6-Article 13 shall survive after the expiration or early termination of this Contract.

EMI                                                                 CONFIDENTIAL

Contract No.__________
MSP

              WHOLESALE PRICE CALCULATION SCHEDULE (RINGBACK TONE)


Terms that are not defined herein shall have the meaning ascribed to them in the Order and Terms and Conditions.

Article 1. Payment. Subject to offset of the Advance Payment mentioned hereunder, within 15 business days at the beginning of each month, MSP shall submit to EMI a monthly sales report according to the total sales amount of Ringback Tone in the previous month in accordance with Article 2 of this Schedule. Within 10 business days after receipt of written confirmation and service invoice at relevant amount issued by EMI, MSP shall pay such fees to EMI. The amount of such payment shall be equivalent to the wholesale price (Wholesale Price or "PPD") of each Ringback Tone produced from EMI song multiplied by the total sales amount of Ringback Tone in such month.

     "Advance Payment" shall refer to the advance payment MSP should pay to EMI at the execution of this Contract, the total amount of which shall be [***]. During the Term hereof, the Advance Payment may serve to offset the monthly payment by MSP to EMI according to this Schedule. The Advance Payment is not refundable unless and until this Contract is terminated due to default by EMI or Force Majeure event. In the event that this Contract is terminated due to default by EMI or Force Majeure event, EMI shall refund MSP the balance of Advance Payment already paid by MSP but has not yet been served to offset any payment hereunder.

     "PPD" shall refer the higher of: (a) [***] and (b) the product of (i) EMI's revenue share percentage multiplied by (ii) [***].

     A "Ringback Tone Sale" shall refer to a piece of Ringback Tone that MSP (or a third party reseller authorized by EMI hereunder) has sold or granted the User with such right to use a piece of Ringback Tone on a wireless phone number during certain period. For the avoidance of doubt: (i) if a User extends or updates (without regard to period) the same Ringback Tone on certain mobile phone number, it shall be deemed as a new sale; (ii) each sale shall not include more than one Ringback Tone and one mobile phone number. For the purpose of illustration, if a user is authorized to use 5 Ringback Tones on 2 mobile phone numbers, it shall be deemed a sale of 10.

     Without prior written consent from EMI, MSP and any authorized third party reseller shall not provide or sell services in barter trade or similar manner. Upon EMI's approval, all parties shall negotiate to agree on a fair market value for calculation of gross income.

     Without prior written consent from EMI, MSP and any authorized third party telecom carrier shall not use the EMI Ringback Tone in any other business mode, or directly or indirectly obtain any other income, inducing (i) charges for access, each piece of Ringback Tone, connection, occupancy of wireless network, subscription and calling; and (ii) advertisement proceeds and income from sponsorship during the services. If there is any business mode or income, MSP shall further negotiate with EMI on allocation of such income.

     All the income shall be calculated in RMB, and directly paid to Shanghai Bu Sheng Music Culture Communications Co., Ltd., which shall issue invoice accordingly.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AND CONFIDENTIAL TERMS HAVE BEEN
OMITTED

Article 2 Reporting. MSP shall submit to EMI a report on the payment to be made in each month, together with sufficiently detailed information on such amount payable to EMI, for verification by EMI. In addition, within 15 business days at the beginning of each month during the Term of this Contract, MSP shall submit monthly report ("Sales Report") to EMI. Such report shall be in Excel format or other generally accepted printable format, including detailed report on the sales of the previous month (for example, on September 15, 2003, Friday, MSP shall submit a report on the sales occurred during the period between August 1, 2003 and August 31, 2003). The Sales Report shall at least include the following information for the applicable month: (a) list of each Ringback Tone that has been sold (itemized per title of song, name of artist and ISRC); (b) location within the Territory where each piece of Ringback Tone has been sold; (c) gross income and net income based on such information; (d) aggregate amount; and (e) other information reasonably required for the purpose of its own calculation and reporting. Sales Report shall be submitted in the specific format provided by EMI for such purposes, which can be amended by EMI from time to time. Both parties shall cooperate with each other to coordinate their reporting system.

Article 3 Audit. During the Term of this Contract and one year thereafter, MSP shall maintain necessary documents and records for investigation by EMI. During the Term of this Contract and one year thereafter, EMI has the right to conduct an audit once in each year to relevant documents of MSP, to verify all the numbers indicated in all the reports, and such amount paid to EMI hereunder. Such audit shall be conducted at the expense of EMI, and upon no less than 10 days prior written notice to MSP. These documents and records shall be deemed as valid to the extent they are maintained in normal business channels. After audit, if EMI is determined that there is any mistake in the figures reported by MSP or any short payment by MSP, EMI shall promptly deliver a copy of such audit, indicating such error discovered through audit and reasonably detailed basis for such conclusion. If errors discovered through such audit is higher than 10% of the total amount originally reported by MSP for relevant period, MSP shall reimburse EMI for all reasonable expenses in connection with such audit.